Exhibit 99.1

Sensus Healthcare Fourth Quarter Financial Results Feature Record Revenue and Continued Double-digit Growth

Shipped 27 systems during the quarter including 15 SRT-100 Vision™ systems

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 14, 2019) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in the non-invasive treatment of non-melanoma skin cancers and keloids with superficial radiation therapy (SRT), announces financial results for the three and 12 months ended December 31, 2018.

Highlights from the fourth quarter of 2018 include (all comparisons are with the fourth quarter of 2017, unless otherwise indicated):

●	Continued double-digit growth with revenues of $8.1 million, up 25%
●	Net income of $0.1 million, or $0.01 per share, compared to $(0.4) million net loss, or $(0.03) per share
●	Adjusted EBITDA, a non-GAAP financial measure, also turned positive at $0.4 million, compared with $(0.2) million
●	Shipped 27 systems, including 15 feature-rich, premium-priced SRT-100 Vision™ systems
●	Shipped three SRT-100+™ systems following clearance by the U.S. Food and Drug Administration (FDA) in August
●	Shipped two SRT-100™ systems to China
●	Ended the year with $15.4 million in cash and investments
●	First worldwide shipment of Sculptura™ (IORT) to UPenn – Perelman Center

Management Commentary

“Our record fourth quarter financial results continue the steady business momentum and double-digit revenue growth we have been reporting consistently since our initial public offering in 2016,” said Joe Sardano, Chairman and Chief Executive Officer. “I am very pleased with the achievement of our short- and long-term goals to date and we expect to build on this momentum in the years ahead.”

“Sensus shipped 27 systems during the quarter, and again more than half were our premium SRT-100 Visions, which have enhanced capabilities such as image guidance, treatment planning software and comprehensive enterprise integration. We are proud to have shipped our 100th Vision system during the quarter. In August 2018 Sensus received FDA 510(k) clearance to market our new SRT-100+, which added several innovative features to our SRT-100 product for the treatment of non-melanoma skin cancer and keloids, including an expanded energy range for customized, more precise treatment. We shipped three of these systems during the quarter, including two to plastic surgeons who installed the unit specifically for the treatment of keloid scars.”

Mr. Sardano continued, “We were delighted to ship two SRT-100 units to a two-site physician practice in China, thus reflecting demand for our products despite the current geopolitical uncertainty between the U.S. and China, and China’s economic environment. China has the world’s highest incidence of post-surgical keloid scar formation, and we are pleased to be furthering our efforts to eliminate the suffering of millions of people with this condition in that country.

“We expect continued interest in our SRT systems for the treatment of keloids on the heels of a peer-reviewed paper published in November showing a recurrence rate of only 3% among keloidectomy patients treated post-operatively with SRT, compared with a reported recurrence rate of approximately 71% following keloidectomy without the use of SRT.

Mr. Sardano continued, “We continued to spend significantly on R&D in the fourth quarter, however less than the prior year when we made the initial submission of the 510(k) application for our new Intraoperative Radiation Therapy (IORT) system (Sculptura) for treating breast and other cancers. Following a months-long process of addressing all FDA questions, we are hopeful the system will be cleared in the coming weeks. In preparation for the commercial launch, we manufactured several units to be used in key research institutions and we have completed the expansion of our oncology sales force. We shipped a unit in December to the Perelman Center for Advanced Medicine at the University of Pennsylvania, and expect this prestigious medical center will provide us with additional supportive data for the market. We expect our Sculptura system, which features key technological advances and carries a list price of $1.5 million, will play an important role in the growth of Sensus in the coming years.”

Mr. Sardano concluded, “In the fourth quarter we had record quarterly revenue of $8.1 million and with control over spending we were able to achieve net income of $0.1 million and adjusted EBITDA of $0.4 million. The fourth quarter capped an excellent and active year during which we increased revenues by 28% to $26.4 million, raised almost $16.0 million in net proceeds in an underwritten offering of common stock, opened a new subsidiary in Israel for R&D and to serve as a sales base for Europe and the Middle East, and received multiple U.S. and overseas regulatory clearances for our products. We strengthened our management team with new hires in sales, marketing and clinical development, and engaged additional international distributors. We have an active plan for 2019 including launching our Sculptura system, increasing awareness for the use of SRT in keloid treatment and prevention, and signing additional distributors outside the U.S.”

Fourth Quarter 2018 Financial Results

Revenues for the fourth quarter of 2018 increased 25% to $8.1 million, compared with $6.5 million for the fourth quarter of 2017. The increase was primarily attributable to more units being sold, including an increase in sales of the higher-priced SRT-100 Vision product.

Gross profit for the fourth quarter of 2018 was $4.9 million, or 60.2% of revenues, compared with $4.3 million, or 66.7% of revenues, for the fourth quarter of 2017. The decrease in gross margin was mainly due to a shift in product mix.

Selling and marketing expense for the fourth quarter of 2018 was $2.4 million, compared with $2.1 million for the fourth quarter of 2017. The increase was primarily due to higher commission expense directly related to the increase in sales.

General and administrative expense for the fourth quarter of 2018 was $1.0 million, compared with $0.9 million for the fourth quarter of 2017.

Research and development expense for the fourth quarter of 2018 was $1.5 million, compared with $1.7 million for the fourth quarter of 2017. The decrease was due to higher expenses in the 2017 fourth quarter associated with the initial submission of a 510(k) application to the FDA for our IORT product.

Net income for the fourth quarter of 2018 was $0.1 million, or $0.01 per diluted share, compared with a net loss of $(0.4) million, or $(0.03) per share, for the fourth quarter of 2017.

Adjusted EBITDA for the fourth quarter of 2018 was $0.4 million, compared with $(0.2) million for the fourth quarter of 2017. Adjusted EBITDA is defined as earnings before depreciation and amortization, income taxes, interest and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and investments were $15.4 million as of December 31, 2018, compared with $11.2 million as of December 31, 2017. During the third quarter of 2018 the Company raised $15.9 million in net proceeds from an underwritten public offering of common stock and repaid outstanding borrowings on the revolving line of credit.

Full Year 2018 Financial Results

Revenues for 2018 increased 28% to $26.4 million, compared with $20.6 million for 2017. Gross profit for the year was $16.9 million, or 64.0% of revenue, compared with $13.8 million, or 67.0% of revenue, for the prior year.

Selling and marketing expense was $8.5 million for 2018, compared with $8.3 million for 2017. General and administrative expense was $4.1 million for the year, compared with $3.7 million for the prior year. General and administration expense for 2018 included $0.4 million in stock-based compensation expense related to stock grants during the first quarter of 2018. Research and development expense for 2018 was $6.3 million, compared with $5.5 million for 2017.

The net loss for 2018 was $(2.0) million, or $(0.14) per share, compared with a net loss of $(3.7) million, or $(0.28) per share, for 2017.

Adjusted EBITDA for 2018 was $(0.4) million, compared with $(2.9) million for 2017.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017

Net Income (Loss), as reported	$101,912	$(408,585)	$(2,022,761)	$(3,710,514)
Add:
Depreciation and amortization	230,829	93,011	658,255	387,917
Stock compensation expense	159,129	102,431	982,624	405,896
Interest, net	(70,659)	9,076	17,407	(6,926)
Adjusted EBITDA, non GAAP	$421,211	$(204,067)	$(364,475)	$(2,923,627)

Conference Call and Webcast

The Company will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2018 fourth quarter, provide a business update and answer questions. To access the conference call, the dial-in numbers are 855-940-9473 (U.S. Toll Free), 412-317-5220 (International) and 855-669-9657 (Canada Toll Free). Please direct the operator to be connected to the Sensus Healthcare call.

Following the conclusion of the conference call, a replay will be available through February 21, 2019 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 412-317-0088 (International) and 855-669-9658 (Canada Toll Free). All listeners should provide the operator with the following replay access code: 10127952. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time at www.sensushealthcare.com.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company that is committed to providing non-invasive and cost-effective treatment for non-melanoma skin cancers and keloids. Sensus uses a proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is a result of over a decade of dedicated research and development. Sensus has successfully incorporated SRT into its portfolio of treatment devices, the SRT-100™, SRT-100+™ and SRT-100 Vision™. To date, SRT technology has been used to effectively and safely treat oncological and non-oncological skin conditions in thousands of patients. Sensus also offers Sensus Laser Systems, three next-generation devices that showcase the latest in technology and function for the aesthetic dermatology market.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of, among other factors: our ability to achieve and sustain profitability; market acceptance of our product lines; our ability to successfully commercialize our products; our ability to obtain FDA clearance for our IORT product; our ability to compete effectively in selling our products and services, including responding to technological change and cost containment efforts of our customers; our need and ability to obtain additional financing in the future, as well as complying with the restrictions our existing revolving credit facility imposes; our ability to expand, manage and maintain our direct sales and marketing organizations; our actual financial results may vary significantly from forecasts and from period to period; our ability to successfully develop new products, improve or enhance existing products or acquire complementary products, technologies, services or businesses; our ability to obtain and maintain intellectual property of sufficient scope to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; market risks regarding consolidation in the healthcare industry; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products declines; the level and availability of government and third party payor reimbursement for clinical procedures using our products; our ability to effectively manage our anticipated growth, including hiring and retaining qualified personnel; the regulatory requirements applicable to us and our competitors; our ability to manufacture our products to meet demand; our reliance on third party manufacturers and sole- or single-source suppliers; our ability to reduce the per unit manufacturing costs; our ability to efficiently manage our manufacturing processes; the regulatory and legal risks, and certain operating risks, that our international operations subject us to; off label use of our products; the fact that product quality issues or product defects may harm our business; the accuracy of our financial statements and accounting estimates, including allowances for accounts receivable and inventory obsolescence; any product liability claims; limited trading in our shares and the concentration of ownership of our shares; cyberattacks and other data breaches and the adverse effect on our reputation; new legislation, administrative rules, or executive orders, including those that impact taxes and international trade regulation; the provisions in our certificate of incorporation, bylaws, or Delaware law that discourage takeovers or that limit certain disputes to be brought exclusively in the Delaware Court of Chancery; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in Sensus Healthcare’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release. You should read carefully our “Cautionary Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

BALANCE SHEETS

	As of December 31,
	2018	2017

Assets
Current Assets
Cash and cash equivalents	$12,484,256	$10,085,468
Accounts receivable, net	13,145,934	4,958,255
Inventories	1,628,817	1,171,383
Investment in debt securities	2,892,190	1,104,635
Prepaid and other current assets	1,750,994	566,972
Total Current Assets	31,902,191	17,886,713
Property and Equipment, Net	891,029	394,078
Patent Rights, Net	433,737	530,123
Deposits	24,272	24,272
Total Assets	$33,251,229	$18,835,186
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,166,239	$4,067,894
Product warranties	136,217	146,722
Deferred revenue, current portion	722,025	652,242
Total Current Liabilities	6,024,481	4,866,858
Revolving Credit Facility	—	2,214,970
Deferred Revenue, Net of Current Portion	766,732	73,083
Total Liabilities	6,791,213	7,154,911
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,145,915 issued and 16,112,461 outstanding at December 31, 2018; 13,522,168 issued and 13,488,714 outstanding at December 31, 2017	161,459	135,221
Additional paid-in capital	39,957,905	23,181,641
Treasury stock, 33,454 and 0 shares at cost, at December 31, 2018 and 2017, respectively	(133,816)	(133,816)
Accumulated deficit	(13,525,532)	(11,502,771)
Total Stockholders’ Equity	26,460,016	11,680,275
Total Liabilities and Stockholders’ Equity	$33,251,229	$18,835,186

SENSUS HEALTHCARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years ended December 31,
	2018	2017	2018	2017
Revenues	$8,080,998	$6,469,697	$26,427,190	$20,587,827
Cost of Sales	3,219,649	2,156,488	9,516,302	6,787,836
Gross Profit	4,861,349	4,313,209	16,910,888	13,799,991
Operating Expenses
Selling and marketing	2,384,863	2,096,652	8,531,622	8,305,315
General and administrative	960,594	921,480	4,124,214	3,721,627
Research and development	1,484,639	1,694,585	6,260,406	5,490,489
Total Operating Expenses	4,830,095	4,712,717	18,916,242	17,517,431
Income (Loss) From Operations	31,253	(399,508)	(2,005,354)	(3,717,440)
Other Income (Expense)
Interest income	70,659	16,490	139,278	75,807
Interest expense	—	(25,565)	(156,685)	(68,881)
Other Income (Expense), net	70,659	(9,076)	(17,407)	6,926
Net Income (Loss)	$101,912	$(408,585)	$(2,022,761)	$(3,710,514)
Net Loss per share – basic	$0.01	$(0.03)	$(0.14)	$(0.28)
diluted	$0.01	$(0.03)	$(0.14)	$(0.28)

Weighted average number of shares used in computing net income (loss) per share – basic	15,946,627	13,251,714	14,115,757	13,236,519

diluted	16,020,569	13,251,714	14,115,757	13,236,519

# # #